                                                                    EXHIBIT 10.0





                          SECURITIES PURCHASE AGREEMENT







                           DATED AS OF MARCH 29, 2000







                                 BY AND BETWEEN







                         CROWN ACQUISITION PARTNERS, LLC



                                       AND



                             EQUITY MARKETING, INC.

                                      TABLE OF CONTENTS




                                                                                   PAGE
ARTICLE I. DEFINITIONS................................................................2
      Section 1.1   Certain Defined Terms.............................................2

ARTICLE II. SALE AND TRANSFER OF SECURITIES; CLOSINGS.................................7
      Section 2.1   Sale And Purchase Of Securities...................................7
      Section 2.2   Purchase Price; Payment...........................................7
      Section 2.3   Commitment Fee....................................................7
      Section 2.4   Closings and Closing Deliveries...................................8

ARTICLE III. REPRESENTATIONS AND WARRANTIES...........................................9
      Section 3.1   Disclosure Schedule...............................................9
      Section 3.2   Representations And Warranties Of The Company.....................9
      Section 3.3   Representations And Warranties Of The Investor...................19

ARTICLE IV. COVENANTS OF THE COMPANY.................................................21
      Section 4.1   No Solicitation..................................................21
      Section 4.2   Certain Agreements...............................................23
      Section 4.3   Continuing Covenants.............................................23
      Section 4.4   Governance.......................................................24

ARTICLE V. ADDITIONAL AGREEMENTS.....................................................25
      Section 5.1   Preparation Of The Proxy Statement; Stockholder Meeting..........25
      Section 5.2   Best Efforts.....................................................26
      Section 5.3   Public Announcements.............................................26
      Section 5.4   Takeover Statutes................................................26
      Section 5.5   Restrictive Legend...............................................27
      Section 5.6   Standstill.......................................................27
      Section 5.7   Enforceability Opinion...........................................28

ARTICLE VI. CLOSING DELIVERIES.......................................................28
      Section 6.1   Conditions To The Obligation Of The Investor To Effect The First
                    Closing..........................................................28
      Section 6.2   Conditions To The Obligation Of The Company To Effect The First
                    Closing..........................................................30
      Section 6.3   Conditions To The Investor's Obligation To Effect The Second
                    Closing..........................................................30
      Section 6.4   Conditions to the Company's Obligation to Effect The Second
                    Closing..........................................................31

ARTICLE VII. TERMINATION.............................................................32
      Section 7.1   Termination of Second Closing by Either Party....................32
      Section 7.2   Termination of Second Closing by Investor........................32
      Section 7.3   Termination Date.................................................33

ARTICLE VIII. INDEMNIFICATION; REMEDIES..............................................33
      Section 8.1   Survival; Right To Indemnification Not Affected By Knowledge.....33
      Section 8.2   Indemnification And Payment Of Damages By The Company............33
      Section 8.3   Indemnification And Payment Of Damages By The Investor...........34
      Section 8.4   Limitation On Amount.............................................34
      Section 8.5   Procedure For Indemnification -- Third Party Claims..............35
      Section 8.6   Procedure For Indemnification -- Other Claims....................36
      Section 8.7   Remedies Exclusive...............................................36

ARTICLE IX. GENERAL PROVISIONS.......................................................36
      Section 9.1   Notices..........................................................36
      Section 9.2   Interpretation...................................................37
      Section 9.3   Counterparts.....................................................37
      Section 9.4   Entire Agreement; No Third Party Beneficiaries...................37
      Section 9.5   Costs And Expenses...............................................37
      Section 9.6   Governing Law....................................................38
      Section 9.7   Assignment.......................................................38
      Section 9.8   Enforcement......................................................38
      Section 9.9   Severability.....................................................38
      Section 9.10  Further Assurances...............................................38
      Section 9.11  Construction.....................................................39
      Section 9.12  Amendment........................................................39


                                    EXHIBITS

Exhibit A - Series B Warrant
Exhibit B - Series C Warrant
Exhibit C - Certificate of Designation of Series A Preferred Stock,
            Series B Preferred Stock and Series C Preferred Stock
Exhibit D - Registration Rights Agreement
Exhibit E - Voting Agreement of Donald Kurz
Exhibit F - Voting Agreement of Stephen Robeck
Exhibit G - NASD Determination Letter
Exhibit H - Opinion of Riordan & McKinzie
Exhibit I - Opinion of the General Counsel of Equity Marketing, Inc.


                                    SCHEDULES

Schedule 3.2(a) - Organization, Standing and Corporate Power
Schedule 3.2(b) - Subsidiaries
Schedule 3.2(c) - Capitalization; Valid Issuance of Shares
Schedule 3.2(d) - Authority; Noncontravention
Schedule 3.2(e) - SEC Documents; Undisclosed Liabilities
Schedule 3.2(g) - Absence of Certain Changes or Events
Schedule 3.2(h) - Litigation; Labor Matters; Compliance with Laws

Schedule 3.2(i) - Employee Matters
Schedule 3.2(j) - Tax Returns and Tax Payments
Schedule 3.2(m) - Properties Schedule 3.2(n) - Intellectual Property
Schedule 3.2(o) - Brokers

                          SECURITIES PURCHASE AGREEMENT


               THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is entered into as of March 29, 2000 by and between Crown Acquisition Partners, LLC, a Delaware limited liability company (the "Investor"), and Equity Marketing, Inc., a Delaware corporation (the "Company").


                                    RECITALS

               WHEREAS, the Company desires to sell to the Investor, and the Investor desires to purchase from the Company, (i) a total of 25,000 shares of Series A Senior Cumulative Participating Convertible Preferred Stock of the Company, par value $.001 per share (the "Series A Preferred Stock"), (ii) warrants, in the form attached hereto as Exhibit A (each individually a "Series B Warrant," and collectively the "Series B Warrants"), to purchase 12,000 shares of Series B Senior Cumulative Participating Convertible Preferred Stock of the Company, par value $.001 per share (the "Series B Preferred Stock"), and (iii) warrants, in the form attached hereto as Exhibit B (each individually a "Series C Warrant" and collectively the "Series C Warrants") to purchase 3,000 shares of Series C Senior Cumulative Participating Convertible Preferred Stock of the Company, par value $.001 per share (the "Series C Preferred Stock" and, together with the Series A Preferred Stock and the Series B Preferred Stock, the "Preferred Stock") in each case, pursuant to the terms and conditions set forth in this Agreement. The Series B Warrants and the Series C Warrants are collectively referred to as the "Warrants";

               WHEREAS, the Board of Directors of the Company has approved, and deemed it advisable, that the Company (i) execute and deliver this Agreement and consummate the Contemplated Transactions, and (ii) issue and sell to the Investor such shares of Series A Preferred Stock and the Warrants on the terms and conditions set forth herein;

               WHEREAS, prior to the closing of the transactions contemplated by this Agreement, the Company has filed the Certificate of Designation of its Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in the form attached hereto as Exhibit C (the "Certificate of Designation") with the Secretary of State of the State of Delaware.

               WHEREAS, concurrently with the closing of the transactions contemplated by this Agreement, the Company will enter into a registration rights agreement with the Investor with respect to the shares of Series A Preferred Stock and the Warrants being acquired by the Investor herein (the "Registration Rights Agreement"), in the form attached hereto as Exhibit D;

               WHEREAS, concurrently with the execution of this Agreement, certain stockholders of the Company are entering into a voting agreement with the Investor, in the form attached hereto as Exhibit E with respect to Donald A. Kurz and Exhibit F with respect to Stephen P. Robeck (each, a "Voting Agreement," and collectively the "Voting Agreements"), whereby such stockholders have agreed, for certain periods of time, to vote their shares in favor (a) of the Company Stockholder Approval (as defined in Section 5.1(b)), if a Company Stockholders Meeting is required to be held pursuant to Section 5.1(b), and any other vote, consent or action as required of the stockholders of the Company to approve the Contemplated

Transactions and (b) the election of certain nominees selected by Investor to the Board of Directors of the Company, in each case as provided herein; and

               NOW, THEREFORE, in consideration of the representations, warranties, covenants, restrictions and agreements contained in this Agreement, the parties agree as follows:


                                   ARTICLE I.
                                   DEFINITIONS

        Section 1.1 Certain Defined Terms.

               "Affiliate" means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

               "Agreement" or "Securities Purchase Agreement" means this Securities Purchase Agreement, including all Exhibits and Disclosure Schedules attached hereto, as amended from time to time in accordance with the provisions of Section 9.12. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

               "Best Efforts" means the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in good faith in similar circumstances to ensure that such result is achieved as expeditiously as can reasonably be expected.

               "Business Day" means any day other than a Saturday, Sunday or a day which is a legal holiday in the State of Delaware.

               "Certificate of Designation" means the Certificate of Designation for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock attached hereto as Exhibit C.

               "Closings" has the meaning set forth in Section 2.4.

               "Code" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

               "Common Shares" has the meaning set forth in Section 3.2(c).

               "Company" has the meaning set forth in the Preamble.

               "Company Indemnified Persons" has the meaning set forth in
Section 8.2.

               "Company SEC Financial Statements" has the meaning set forth in
Section 3.2(e).

               "Company SEC Documents" has the meaning set forth in Section 3.2(e).

               "Company Stock Options" means all outstanding officer, employee, director or consultant stock options to purchase Common Stock granted under the Option Plans.

               "Company Stockholder Approval" has the meaning set forth in
Section 5.1(b).

               "Company Stockholders Meeting" has the meaning set forth in
Section 5.1(b).

               "Confidentiality Agreement" means the Confidentiality Agreement dated as of October 11, 1999 between the Company and Crown Capital Group Incorporated.

               "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including, without limitation, (i) the sale by the Company of the Series A Preferred Stock and the Warrants to the Investor,
(ii) the execution, delivery, and performance of the Registration Rights Agreement and the Voting Agreements, (iii) the performance by the Investor and the Company of their respective covenants and obligations under this Agreement, and (iv) the Investor's acquisition and ownership of the Purchased Securities.

               "Credit Facility" means the Amended and Restated Credit Agreement dated as of December 10, 1998 by and among the Company, Sanwa Bank California and the other lenders party thereto, as amended to date by Amendments No. 1, 2, 3, 4, 5 and 6 thereto.

               "Damages" has the meaning set forth in Section 8.2.

               "Designees" has the meaning set forth in Section 4.4(b).

               "DGCL" means the General Corporation Law of the State of Delaware, as amended.

               "Disclosure Schedule" has the meaning set forth in Section 3.1.

               "Environmental Laws" has the meaning set forth in Section 3.2(l).

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

               "ERISA Affiliate" has the meaning set forth in Section 3.2(i).

               "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

               "GAAP" means generally accepted accounting principles as used in the United States.

               "Governmental Entit(y/ies)" has the meaning set forth in Section 3.2(d).

               "Houlihan Opinion" has the meaning set forth in Section 3.2(p).

               "HSR Act" has the meaning set forth in Section 3.2(d).

               "Inconsistent Transaction" has the meaning set forth in Section 4.1.

               "Inconsistent Transaction Agreement" means any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Inconsistent Transaction.

               "Indemnified Persons" means the Investor Indemnified Persons and the Company Indemnified Persons, each an "Indemnified Person."

               "Intellectual Property" has the meaning set forth in Section 3.2(n).

               "Investor" has the meaning set forth in the Preamble.

               "Investor Indemnified Persons" has the meaning set forth in
Section 8.3.

               "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

               "Knowledge" means, with respect to an individual, that such individual will be deemed to have "Knowledge" of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter, or
(b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. The Company will be deemed to have "Knowledge" of a particular fact or other matter only if any of Donald Kurz, Leland Smith, Teresa Covington, Scott Landsbaum, Edward Boyd, Kim Thompson or Gaetano Metropasqua has, or at any time had, Knowledge of such fact or other matter.

               "Liens" has the meaning set forth in Section 3.2(b).

               "Material Adverse Change" or "Material Adverse Effect" means any change or effect that either individually or in the aggregate with all other such changes or effects is, or would reasonably be expected to be, materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole (except for changes affecting the economy generally or resulting from the announcement or execution of this Agreement or the consummation of the Contemplated Transactions);

               "Material Contracts" has the meaning set forth in Section 3.2(d).

               "NASD" has the meaning set forth in Section 3.2(r).

               "Nasdaq" has the meaning set forth in Section 3.2(r).

               "NASD Determination Letter" means that certain letter that may be issued by Nasdaq in response to the Company's letter of even date herewith and attached hereto as Exhibit G (the "Company Request Letter") requesting that Nasdaq confirm the Company's conclusions that the Contemplated Transactions do not require stockholder approval under the Quantitative Maintenance Criteria of Rule 4460(i) or under the Qualification Requirements For

Domestic and Canadian Securities of Rule 4310(c)(25)(G) of the rules of The Nasdaq Stock Market.

               "Option Plans" mean the Equity Marketing, Inc. Stock Option Plan, the Equity Marketing, Inc. 1995 Stock Award Plan and the Equity Marketing, Inc. Non-Employee Director Stock Option Plan.

               "Organizational Documents" means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (v) any amendment to any of the foregoing (including any pending or proposed amendments).

               "Permitted Liens" means (i) liens, charges and encumbrances for any taxes, assessments or other governmental charges for sums not yet due; (ii) liens granted under the Credit Facility; (iii) purchase money liens, and (iv) such other liens, restrictions and other encumbrances, if any, which do not materially detract from the value of, or materially interfere with, the present use of the Company of the property subject thereof or affected thereby.

               "Person" means an individual, or a corporation, partnership, a limited liability company, joint venture, association, trust, unincorporated organization or other entity.

               "Preferred Shares" has the meaning set forth in Section 3.2(c).

               "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

               "Proxy Statement" has the meaning set forth in Section 5.1(a).

               "Purchase Price" has the meaning set forth in Section 2.2.

               "Purchased Securities" has the meaning set forth in Section 2.1.

               "Recent Company SEC Documents" has the meaning set forth in
Section 3.2(e).

               "Registration Rights Agreement" has the meaning set forth in the Recitals.

               "Representative" means with respect to a particular Person, any authorized director, officer, employee, agent, consultant, advisor, or other authorized representative of such Person, including legal counsel, accountants, and financial advisors.

               "SEC" has the meaning set forth in Section 3.2(d).

               "Securities Act" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

               "Series A Preferred Shares" means the shares of Series A Preferred Stock.

               "Series B Preferred Shares" means the shares of Series B Preferred Stock issuable upon exercise of the Series B Warrants.

               "Series C Preferred Shares" means the shares of Series C Preferred Stock issuable upon exercise of the Series C Warrants.

               "Software" has the meaning set forth in Section 3.2(n).

               "Stock Plans" means the Option Plans and any other plan, program, agreement or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Subsidiary of the Company.

               "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, 50% or more of the equity interest of which, is owned directly or indirectly by such first Person.

               "Tax Return(s)" means any return(s), report(s) or statement(s) required to be filed with any Governmental Entity with respect to any Tax(es).

               "Tax(es)" means any and all tax(es) of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

               "Termination Date" has the meaning set forth in Section 7.3.

               "Threatened" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

               "Threshold Amount" means the lesser of (i) 25% of the Common Shares (or an equivalent adjusted number of shares of voting securities of the Company into which such Common Shares have been converted following any reclassification, conversion, reorganization, stock dividend, stock split, reverse splits or combination or similar change to the common stock of the Company) underlying the Preferred Shares and Warrants purchased by Investor (assuming conversion of all shares of Series A Preferred Stock purchased by Investor and exercise of all the Warrants and conversion of all shares of Series B Preferred Stock and Series C Preferred Stock issuable upon exercise of the Warrants) and (ii) 9.9% of the outstanding Common Shares. For purposes of clause
(i) this definition, if the Second Closing does not occur, only the Initial Purchased Securities shall be taken into account in determining the number of shares purchased by Investor hereunder.

               "Voting Agreements" means the Voting and Irrevocable Proxy Agreements, entered into as of the date hereof and as amended from time to time pursuant to the provisions of Section 4.2 thereof, by and among the Investor and the stockholders of the Company listed on the signature page thereof or who subsequently become a party thereto.

               "Warrants" has the meaning set forth in the Recitals.


                                  ARTICLE II.
                    SALE AND TRANSFER OF SECURITIES; CLOSINGS

        Section 2.1 Sale And Purchase Of Securities.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company shall sell, transfer, assign, convey and deliver to the Investor, and the Investor shall purchase, accept, and acquire from the Company, on the date hereof (the "First Closing Date"), (i) 11,900 shares of Series A Preferred Stock (the "Initial Preferred Shares"), (ii) a Series B Warrant (the "Initial Series B Warrant") to purchase 5,712 shares of Series B Preferred Stock and (iii) a Series C Warrant to purchase 1,428 shares of Series C Preferred Stock (the "Initial Series C Warrant," and together with the Initial Series B Warrant, the "Initial Warrants"). The Initial Warrants and the Initial Preferred Shares are collectively referred to as the "Initial Securities."

               (b) Upon the terms and subject to the conditions set forth in this Agreement, the Company shall sell, transfer, assign, convey and deliver to the Investor, and the Investor shall purchase, accept, and acquire from the Company, at the Second Closing Date (defined below), (i) 13,100 shares of Series A Preferred Stock (the "Additional Preferred Shares") (ii) a Series B Warrant (the "Additional Series B Warrant") to purchase 6,288 shares of Series B Preferred Stock and (iii) a Series C Warrant to purchase 1,572 shares of Series C Preferred Stock (the "Additional Series C Warrant," and together with the Additional Series B Warrant, the "Additional Warrants"). The Additional Warrants and the Additional Preferred Shares are collectively referred to as the "Additional Securities." The Initial Securities and the Additional Securities are collectively referred to as the "Purchased Securities."

               Section 2.2 Purchase Price; Payment. In consideration of the sale, transfer, assignment, conveyance and delivery to the Investor of the Purchased Securities, the Investor agrees to pay to the Company, (i) on the First Closing Date, by wire transfer of immediately available funds to an account specified by the Company, an aggregate purchase price of Eleven Million Nine Hundred Thousand Dollars ($11,900,000) (the "Initial Purchase Price") and
(ii) on the Second Closing Date, by wire transfer of immediately available funds to an account specified by the Company, an aggregate purchase price of Thirteen Million One Hundred Thousand Dollars ($13,100,000) (the "Second Purchase Price," and together with the Initial Purchase Price, the "Purchase Price").

               Section 2.3 Commitment Fee. The Company agrees to pay to Investor or any Affiliate of Investor designated by it (including Crown Capital Group Incorporated), a commitment fee in the amount of $1,250,000. Such fee shall be paid in equal quarterly installments of $62,500 commencing on June 30, 2000 and ending on March 31, 2005. All such payments shall be made in cash by wire transfer of immediately available funds to an account specified by Investor. The parties agree that any Affiliate of Investor (including Crown Capital Group Incorporated) designated by Investor to receive all or any portion of the Commitment Fee shall be a third party beneficiary of this Section 2.3 of this Agreement.

        Section 2.4 Closings and Closing Deliveries.

               (a) First Closing. The sale of the Initial Securities to be purchased by the Investor contemplated by Section 2.1(a) shall take place at the offices of Latham & Watkins, 633 West Fifth Street, Los Angeles, California at 10:00 a.m., Pacific Time, on the date hereof or at such other time and place as the Company and the Investor may mutually agree in writing (such event being called the "First Closing" and such date, the "First Closing Date"). All transactions required to occur at the First Closing shall be deemed to have occurred simultaneously, and no such transaction shall be deemed to have occurred until all have occurred.

               (b) At the First Closing, the Company will deliver the following to the Investor:

                   (i) A certified copy of the Certificate of Designation, which shall have been duly filed under the laws of the State of Delaware;

                   (ii) A duly executed stock certificate evidencing the Initial Preferred Shares registered in the name of the Investor;

                   (iii) The duly executed Initial Warrants registered in the name of the Investor;

                   (iv) The Registration Rights Agreement duly executed and delivered by the Company;

                   (v) The Voting Agreements duly executed and delivered by the stockholders of the Company listed on the signature pages thereof; and

                   (vi) The documents, instruments and writings contemplated or required to be delivered by the Company at the First Closing pursuant to Section
6.1 or otherwise contemplated or required under this Agreement.

               (c) At the First Closing, the Investor will deliver the following to the Company:

                   (i) The Initial Purchase Price;

                   (ii) The Registration Rights Agreement duly executed and delivered by the Investor; and

                   (iii) The documents, instruments and writings contemplated or required to be delivered by the Investor at the First Closing pursuant to
Section 6.2 or otherwise contemplated or required under this Agreement.

               (d) Second Closing. The sale of the Additional Securities to be purchased by the Investor contemplated by Section 2.1(b) shall take place at the offices of Latham & Watkins, 633 West Fifth Street, Los Angeles, California at 10:00 a.m., Pacific Time, or at such other time and place as the Company and the Investor may mutually agree in writing, as soon as practicable and in any event within five (5) Business Days following, and subject to, the prior fulfillment or waiver of all conditions (other than conditions to be satisfied at the Second Closing, but subject to those conditions) set forth in Sections 6.3 and 6.4 hereof (such event being called the "Second Closing," and such date, the "Second Closing Date"). The First Closing and the Second Closing are collectively referred to as the "Closings."

               (e) At the Second Closing, the Company will deliver the following to the Investor:

                   (i) A certified copy of the Certificate of Designation (which shall not have been amended following the First Closing except with the consent of Investor);

                   (ii) A duly executed stock certificate evidencing the Additional Preferred Shares registered in the name of the Investor;

                   (iii) The duly executed Additional Warrants registered in the name of the Investor;

                   (iv) The documents, instruments and writings contemplated or required to be delivered by the Company at the Second Closing pursuant to
Section 6.3 or otherwise contemplated or required under this Agreement.

               (f) At the Second Closing, the Investor will deliver the following to the Company:

                   (i) The Second Purchase Price;

                   (ii) The documents, instruments and writings contemplated or required to be delivered by the Investor at the Second Closing pursuant to
Section 6.4 or otherwise contemplated or required under this Agreement.


                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

               Section 3.1 Disclosure Schedule. On the date hereof, the Company has delivered to the Investor a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 3.2, or to one or more of its covenants contained herein.

               Section 3.2 Representations And Warranties Of The Company. The Company represents and warrants to the Investor, except as set forth in the Disclosure Schedule, as follows:

               (a) Organization, Standing And Corporate Power. Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect. The Company has provided the Investor with complete and correct copies of the Certificate of Incorporation and Bylaws of the Company and the comparable Organizational Documents of each of its Subsidiaries.

               (b) Subsidiaries. The only direct or indirect Subsidiaries of the Company and other ownership interests held by the Company in any other Person are those listed in Section 3.2(b) of the Disclosure Schedule, and other than such listed Subsidiaries and Persons, the Company does not own (directly or indirectly) any stock, securities or equity interests in any Person. All the outstanding shares of capital stock or other ownership interests of each such listed Subsidiary and Person have been validly issued and are fully paid and nonassessable and are owned (of record and beneficially) by the Company, by another Subsidiary (wholly owned) of the Company or by the Company and another such Subsidiary (wholly owned), free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

               (c) Capitalization; Valid Issuance Of Shares. The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $0.001 par value per share (the "Common Shares"), and 1,000,000 shares of preferred stock, $0.001 par value per share (the "Preferred Shares"). As of the date of this Agreement, there are (i) 6,249,767 Common Shares issued and outstanding, (ii) 1,921,299 Common Shares held in the treasury of the Company or held by any Subsidiary of the Company; (iii) 2,740,000 Common Shares reserved for issuance upon exercise of authorized but unissued Company Stock Options pursuant to the Option Plans; (iv) 1,827,810 Common Shares issuable upon exercise of outstanding Company Stock Options; and (v) no Preferred Shares issued or outstanding. Section 3.2(c) of the Disclosure Schedule contains a complete and accurate list of all Company Stock Options outstanding pursuant to the Option Plans including the date of grant, name of option holder, exercise price and expiration date. Except as set forth in this Section 3.2(c), no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. The Series A Preferred Shares and the Warrants when issued, paid for and delivered in accordance with the terms of this Agreement, and the Series B Preferred Shares and Series C Preferred Shares to be issued upon exercise of the Warrants, as applicable, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 3.2(c) of the Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote. Except as set forth in Section 3.2(c) of the Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than the Company Stock Options or as otherwise set forth in Section 3.2(c) of the Disclosure Schedule, (x) there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of or measured or determined based on the value or market price of any shares of capital stock of the Company or any of its Subsidiaries and (y) to the Knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company beneficially owned by any officer or director of the Company or with respect to shares of capital stock of any Subsidiary of the Company. Except as set forth in Section 3.2(c) of the Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company or any of its Subsidiaries is or would be required to register Common Shares, Preferred Shares or other securities under the Securities Act of 1933, as amended.

               (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement, the Registration Rights Agreement and the Warrants and to consummate the Contemplated Transactions. The execution and delivery of this Agreement, the Registration Rights Agreement and the Warrants by the Company and the consummation by the Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Company's stockholders of the issuance and sale of the Additional Securities to the Investor. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect of general principles of equity. Each of this Agreement, the Registration Rights Agreement and the Initial Warrants constitute, and, when duly executed and delivered by the Company at the Second Closing, the Additional Warrants shall constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect of general principles of equity. Except as disclosed in Section 3.2(d) of the Disclosure Schedule, the execution and delivery of this Agreement, the Registration Rights Agreement and the Warrants does not, and the consummation of the Contemplated Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, payment or acceleration of or "put" right with respect to any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the Certificate of Incorporation or Bylaws of the Company or the comparable Organizational Documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets which is material to the Company and its Subsidiaries taken as a whole ("Material Contracts") or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect and would not prevent or materially hinder or delay the ability of the Company to consummate the Contemplated Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, (each a "Governmental Entity" and collectively, "Governmental Entities"), or any other Person, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for (i) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (with respect to the consummation of the Second Closing only) (the "HSR Filing"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) the Proxy Statement, and (y) such other reports or schedules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the Contemplated Transactions, (iii) the Company Stockholder Approval (with respect to the consummation of the Second Closing only), and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices for which the absence of such would not, individually or in the aggregate, have a Material Adverse Effect or as are set forth in Section 3.2(d) of the Disclosure Schedule; provided that the exceptions set forth in clauses (ii)(x) and (iii) above shall not apply if the NASD Determination Letter is obtained.

               (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1998 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, and including without limitation the Recent Company SEC Documents (the "Company SEC Documents"). As of their respective dates (or, if amended, at the time of such amended filing or, in the case of Securities Act registration statements, on their respective effective dates), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents (including any and all financial statements included therein) as of such dates and as of the date hereof (except as set forth in subsequent filings with the SEC prior to the date hereof) contained or contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents (the "Company SEC Financial Statements") comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since December 31, 1998, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations required to be reflected in its balance sheet (whether accrued, absolute, contingent or otherwise) except (i) as and to the extent set forth on the audited balance sheet of the Company and its Subsidiaries as of December 31, 1998 (including the notes thereto), (ii) as incurred in connection with the Contemplated Transactions, (iii) as set forth in Section 3.2(e) of the Disclosure Schedule,
(iv) as described in the Company SEC Documents filed since December 31, 1998, but prior to the date of this Agreement, including for this purpose, the Company's Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the SEC on March 28, 2000 (the "Recent Company SEC Documents") or (v) as incurred in the ordinary course of business consistent with past practice in amounts that are not material to the Company and its Subsidiaries taken as a whole. Neither the Company, nor any of its Subsidiaries is, or has received any notice or has any Knowledge that any other party is, in default or breach under or is unable to perform in any material respect under any Material Contracts, nor has there occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or breach, except for those defaults, breaches or inability to perform which would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

               (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by the Investor for inclusion or incorporation by reference therein.

               (g) Absence Of Certain Changes Or Events. Except as disclosed in the Recent Company SEC Documents or in Section 3.2(g) of the Disclosure Schedule, since December 31, 1998, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Change; (ii) any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change;
(iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Sections 4.2 or 4.4 without the prior written consent of the Investor; or (iv) any condition, event or occurrence which would prevent or materially hinder or delay the ability of the Company to consummate the Contemplated Transactions.

               (h) Litigation; Labor Matters; Compliance With Laws.

                   (i) Except as disclosed in the Company SEC Documents or in
Section 3.2(h) of the Disclosure Schedule, there is no suit, action, proceeding, investigation or inquiry pending or, to the Knowledge of the Company, Threatened against or affecting the

Company or any of its Subsidiaries or, to the Knowledge of the Company, any basis for any such suit, action, proceeding, investigation or inquiry that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or prevent or materially hinder or delay the ability of the Company or the Investor to consummate the Contemplated Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which, in the future would reasonably be expected to have, any such effect.

                   (ii) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any proceeding asserting that it or any Subsidiary has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, Threatened, any of which would reasonably be expected to have a Material Adverse Effect.

                   (iii) The conduct of the business of each of the Company and each of its Subsidiaries complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures so to comply, if any, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

               (i) Employee Matters.

               Except as disclosed in the Company SEC Documents or in Section 3.2(i) of the Disclosure Schedule, the Company maintains no employment, severance, bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or employee benefit plan, agreement, trust fund or other arrangement, including any "employee benefit plan" as defined in Section 3(3) of ERISA, or any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates, for the benefit or welfare of any current or former director, officer, employee, consultant of the Company or any of its ERISA Affiliates (such plans, agreements, trust funds and arrangements being collectively the "Employee Agreements and Plans"), other than employment agreements which provide for compensation to an individual that is not in excess of $60,000 per year (including any payments available upon acceleration, termination, or change of control). Each of the Employee Agreements and Plans is in material compliance with all applicable laws including ERISA and the Code. The IRS has issued a determination letter stating that each Employee Agreement and Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and the Company is aware of no event occurring after the date of such determination that would adversely affect such determination. The liabilities accrued under each such Employee Agreement and Plan are reflected on the latest balance sheet of the Company included in the Recent Company SEC Documents to the extent required in accordance with GAAP. No condition exists that is reasonably likely to subject the Company or any of its Subsidiaries to any direct or indirect material liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or material liability under Section 4069 of ERISA or

4975, 4976, or 4980B of the Code or the loss of a federal tax deduction under
Section 280G of the Code or other material liability with respect to the Employee Agreements and Plans that is not reflected on such balance sheet. No Employee Agreement and Plan is subject to Title IV of ERISA and no Employee Agreement and Plan is a "multiemployer plan," as defined in Section 3(37) of ERISA. During the past six years, neither the Company nor any of its ERISA Affiliates have made or been required to make contributions to any "multiemployer plan," as defined in Section 3(37) of ERISA. There have been no non-exempt "prohibited transactions" within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Employee Agreement and Plan to which either of those sections may apply, which might result in any material liability of the Company. No Employee Agreement and Plan provides benefits, including death, medical or health benefits (whether or not insured), after an employee's retirement or termination of employment, other than (i) continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA, and the regulation thereunder, and any other applicable law. There are no pending or, to the Knowledge of the Company, anticipated or Threatened claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Employee Agreements and Plans or any trusts related thereto. "ERISA Affiliate" means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a "single employer" within the meaning of Section 414 of the Code.

               (j) Tax Returns And Tax Payments.

                   (i) The Company and each of its Subsidiaries has filed or caused to be filed, on a timely basis, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group, pursuant to applicable law. Each of the Company and its Subsidiaries has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company or its Subsidiaries, except such Taxes, if any, as are listed in Section 3.2(j)(i) of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Company SEC Financial Statements;

                   (ii) The Company and its Subsidiaries have not granted the IRS or relevant state tax authorities any extension or waiver of or the applicable statute of limitations for their respective United States federal and state income Tax Returns for any period. All deficiencies proposed as a result of any audits of any Tax Returns have been paid, reserved against, settled, or, as listed on Section 3.2(j)(ii) of the Disclosure Schedule, are being contested in good faith by appropriate proceedings. No issues have been raised (and are currently pending) by any taxing authority in connection with any Tax Return of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or its Subsidiaries for which any of them may be liable;

                   (iii) The charges, accruals, and reserves with respect to Taxes on the respective books of each of the Company and its Subsidiaries are adequate (determined in accordance with GAAP) and are at least equal to that company's liability for Taxes. All Taxes that the Company or any of its Subsidiaries is or was required by applicable law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity or other Person;

                   (iv) All Tax Returns filed by (or that include on a consolidated basis) the Company and/or its Subsidiaries are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company or any of its Subsidiaries after the date of this Agreement. Except as set forth in Section 3.2(j)(iv) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is or has been a member of any consolidated, combined, unitary or aggregate group for Tax purposes except such a group consisting only of the Company and its Subsidiaries; and

                   (v) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law).

               (k) State Antitakeover Laws Not Applicable; No Other Restrictions. The Board of Directors of the Company has approved this Agreement and the Contemplated Transactions (including the Voting Agreements) and such approval constitutes approval of the Investor's acquisition of the Series A Preferred Shares, the Warrants (and the shares of Series B Preferred Stock and Series C Preferred Stock issuable upon exercise thereof) and the other Contemplated Transactions by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that the restrictions on "business combinations" do not apply to Investor in connection with this Agreement or the Contemplated Transactions. No other state takeover statute or similar statute or regulation of the State of Delaware (or, to the Knowledge of the Company, of any other state or jurisdiction) applies to this Agreement or the Contemplated Transactions. No provision of the Certificate of Incorporation, Bylaws or other governing instruments of the Company or any of its Subsidiaries or the terms of any plan or agreement of the Company would, directly or indirectly, restrict or impair (i) the ability of the Investor to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its Subsidiaries that may be acquired or controlled by the Investor by virtue of this Agreement or the Contemplated Transactions or (ii) the rights granted hereunder, or permit any stockholder to acquire securities of the Company or the Investor, or any of their respective Subsidiaries, on a basis not available to the Investor in the event that the Investor were to acquire securities of the Company.

               (l) Environmental Matters. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or, to the Knowledge of the Company, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supernational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws"), pending or, to the Knowledge of the Company, Threatened, against the Company or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company or any of its Subsidiaries, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, during or prior to the period of (i) its or any of its Subsidiaries' ownership or operation of any of their respective current properties, or (ii) its or any of its Subsidiaries' holding of a security interest or other interest in any property, there was no release or Threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, regulatory agency, other Governmental Entity or third party imposing any material liability or obligations pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect.

               (m) Properties. Except as disclosed in the Company SEC Documents or in Section 3.2(m) of the Disclosure Schedule, each of the Company and its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Recent Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business on a consolidated basis (except properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except Permitted Liens and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Recent Company SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the Company's Knowledge, the lessor.

               (n) Intellectual Property. Section 3.2(n) of the Disclosure Schedule contains a list of all copyrights, patents, trademarks, service marks and tradenames (including applications, continuations, reissues and similar rights) ("Intellectual Property") and software (other than standard, off-the-shelf software subject to "shrink wrap" licenses) ("Software") owned by or licensed to the Company and its Subsidiaries which are material to the conduct of business of the Company or any of its Subsidiaries. The Company or the Subsidiary using such Intellectual Property or Software either (i) owns the entire right, title and interest in and to the Intellectual Property and Software free and clear of any Liens (other than Permitted Liens) or (ii) has the right and license to use the same in its business, except where the failure to so own or have such right or license would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No proceedings are pending or, to the Knowledge of the Company, Threatened, which challenge the validity, use or ownership of any of the Intellectual Property or Software listed in Section 3.2(n) of the Disclosure Schedule. To the Knowledge of the Company, no infringement by the Company or any of its Subsidiaries of any Intellectual Property of any other Person has occurred and the Company and its Subsidiaries have not received notice of a claim that the Company or its Subsidiaries are infringing any Intellectual Property of any other Person. To the Knowledge of the Company, no Person is engaged in any unauthorized use of the Intellectual Property of the Company.

               (o) Brokers. Except as described in Section 3.2(o) of the Disclosure Schedule, no broker, investment banker, financial advisor or other Person, other than Houlihan, Lokey, Howard & Zukin ("HLHZ"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company. The Company has provided to the Investor a true and correct copy of any agreement with HLHZ providing for payment of any such fee or commission.

               (p) Opinion Of Financial Advisor. The Company has received, prior to the execution of this Agreement, the oral opinion of HLHZ to the effect that the purchase price to be received by the Company for the Purchased Securities is fair, from a financial point of view, to the Company, a signed written copy of which opinion, dated as of March 29, 2000 (the "Houlihan Opinion") will be delivered to the Investor within five (5) Business Days of the date hereof.

               (q) Board Recommendations. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted four of six of the directors then in office) (i) determined that this Agreement and the Contemplated Transactions are fair to and in the best interests of the stockholders of the Company, (ii) approved the Certificate of Designation in the form attached hereto as Exhibit C and resolved that it be filed in accordance with applicable law as soon as practicable prior to the First Closing Date, and (iii) resolved to recommend that the holders of the Common Shares approve this Agreement and the Contemplated Transactions and the issuance of the Additional Securities, if the Company is required to obtain Company Stockholder Approval under Section 5.1(b).

               (r) Common Shares Listing. The Common Shares are registered pursuant to Section 12(g) of the Exchange Act and are listed on the Nasdaq National Market ("Nasdaq").

               The Company has taken no action designed to cause, or likely to result in, the termination of the registration of the Common Shares under the Exchange Act or the delisting of the Common Shares from Nasdaq, nor has the Company received any notification that the SEC or the National Association of Securities Dealers, Inc. ("NASD") is contemplating the termination of such registration or listing.

               (s) Required Vote. The Company Stockholder Approval that may be required pursuant to NASD Rule 4460(i) or NASD Rule 4310(c)(25)(G) prior to the purchase by the Investor of the Additional Securities in order to avoid the possible delisting of the Common Shares from Nasdaq is the only vote of the holders of any class or series of the Company's securities that may be necessary to approve any of the Contemplated Transactions or this Agreement. The Company Stockholder Approval will not be required if the Company receives the NASD Determination Letter and consummates the Second Closing without obtaining the Company Stockholder Approval.

               (t) Customs Matters. Except as disclosed in Section 3.2(t) of the Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or, to the Knowledge of the Company, private customs investigations or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligations arising under the United States customs or international trade laws or the regulations of the United States Customs Service that would have or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company or any of its Subsidiaries, there is no such Threatened proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 3.2(t) of the Disclosure Schedule, the Company has not received from the United Sates Customs Service any Notices of Investigation, Rate Advances Notices, Proposed Rate Advance Notices, Liquidated Damages Notices, Requests for Information, Notices of Audit or Compliance Assessment Review Initiation, Marking Notices, or any of the notices relating to merchandise imported into the United States for which the Company is the Importer of Record or Consignee.

        Section 3.3 Representations And Warranties Of The Investor. The Investor represents and warrants to the Company as follows:

               (a) Organization, Standing And Power. The Investor is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as now being conducted. The Investor is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the Investor.

               (b) Authority; Noncontravention. The Investor has all requisite power and authority to enter into this Agreement and the Registration Rights Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the Registration Rights Agreement by the Investor and the consummation by the Investor of the Contemplated Transactions have been duly authorized by all necessary action on the part of the Investor. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, the Investor, enforceable against the Investor in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect of general principles of equity. The execution and delivery of this Agreement and the Registration Rights Agreement do not, and the consummation of the Contemplated Transactions and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a benefit under, or result in the creation of any Lien upon its or its Subsidiaries' properties or assets under, (i) the Investor's Certificate of Formation or operating agreement, each as amended to date, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to the Investor or any of its properties or assets which is material to the Investor, each as amended to date or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Investor, or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a material adverse effect with respect to the Investor or would not prevent or materially hinder or delay the ability of the Investor to consummate the Contemplated Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Investor or any Subsidiary of Investor in connection with the execution and delivery of this Agreement or the consummation by the Investor of any of the Contemplated Transactions, except for (i) the HSR Filing, (ii) the filing with the SEC of such reports or schedules under the Exchange Act as may be required in connection with this Agreement and the Contemplated Transactions,
(iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices for which the absence of such would not, individually or in the aggregate, have a Material Adverse Effect.

               (c) Information Supplied. None of the information supplied or to be supplied by the Investor for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               (d) Litigation. There is no suit, action, proceeding, investigation or inquiry pending or, to the Knowledge of the Investor, Threatened against or affecting the Investor or any basis for any such suit, action, proceeding, investigation or inquiry that, individually or in the aggregate, would reasonably be expected to have a material adverse effect with respect to the Investor or prevent or materially hinder or delay the ability of the Company or the Investor to consummate the Contemplated Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Investor having, or which, in the future would have, any such effect.

               (e) Brokers. No broker, investment banker, financial advisor or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Investor.

               (f) Investor Status. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Series A Preferred Shares and the Warrants (and the Series B Preferred Shares and Series C Preferred Shares issuable upon exercise of the Series B Warrants or Series C Warrants, as applicable) and is able to bear the economic risks of such investment.

               (g) Accredited Investor. The Investor is an "accredited investor" as defined in Rule 501(a) under the 1933 Act. The Investor is acquiring the Series A Preferred Shares and the Warrants for its own account and not with a view to any resale, distribution or other disposition of the Series A Preferred Shares or the Warrants (or the Series B Preferred Shares or Series C Preferred Shares issuable upon exercise of the Series B Warrants or the Series C Warrants, as applicable) in violation of the United States securities laws.

               (h) Financial Ability. The Investor has the financial capability to consummate the Contemplated Transactions, and the Investor understands that under the terms of this Agreement the Investor's obligations hereunder are not in any way contingent or otherwise subject to (i) the Investor's consummation of any financing arrangements or the Investor's obtaining any financing or (ii) the availability of any financing to the Investor.

               (i) No Other Agreements. Except for the Voting Agreements, the Investor has made no other agreements, arrangements or understandings concerning the Contemplated Transactions or the Company or any of its Subsidiaries with (a) any director, officer, employee or consultant of the Company or any of its Subsidiaries, or (b) any stockholder beneficially owning at least 5% of the outstanding Common Shares.

               (j) No Ownership. Other than the Initial Securities to be purchased by Investor at the First Closing, neither Investor nor any of its Affiliates will directly own any debt or equity securities of the Company (or any securities convertible into such debt or equity securities) as of the First Closing.


                                  ARTICLE IV.
                            COVENANTS OF THE COMPANY

        Section 4.1 No Solicitation.

               (a) Subject to clause (b) below, from the date hereof through the earlier of (i) the Second Closing or (ii) the Termination Date, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize (and shall use Best Efforts to prevent) any of its or its Subsidiaries' Representatives to, directly or indirectly through another Person,
(i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action designed to facilitate, any inquiries or the making of any proposals, inquiries or offers that would reasonably be considered inconsistent with or would reasonably be expected to delay the consummation of the Second Closing (each, an "Inconsistent Transaction Proposal") or (ii) participate in any negotiations regarding any Inconsistent Transaction Proposal. Without limiting the generality of the foregoing, any proposal, inquiry or offer regarding the potential acquisition by any person or "group" (as within the meaning of Section 13(d)(3) of the Exchange Act) of 10% of the net assets, voting securities or other equity interests of the Company shall be considered an Inconsistent Transaction Proposal, and any such transaction shall be considered an "Inconsistent Transaction."

               (b) Notwithstanding the provisions of clause (a) above, the Company shall be permitted, at any time prior to the earlier of (x) the Second Closing or (y) the Termination Date, to (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action designed to facilitate, an Inconsistent Transaction Proposal, (ii) participate in any negotiations regarding any Inconsistent Transaction Proposal and (iii) consummate an Inconsistent Transaction and only if it takes each of the following actions (and the Company agrees to take and cause to be taken each of the actions described in (A), (B) and (C) below if the Company takes or permits to be taken any actions described in clauses (i), (ii) or (iii) of this Section 4.1(b)): (A) the Company takes all such actions as may be necessary to ensure that Investor obtains the maximum financial and other consideration, rights and benefits from any Inconsistent Transaction that is consummated prior to the Second Closing that Investor could have received if the Second Closing had been consummated prior to the consummation of such Inconsistent Transaction (and the Investor had tendered the Second Purchase Price), including, without limitation, making a cash payment to Investor in an amount equal to (x) the amount of taxes incurred by Investor as a result of such Inconsistent Transaction that would not have been incurred had the Inconsistent Transaction not occurred prior to the Second Closing, and (y) an amount sufficient to ensure that the consideration received by Investor is equal, on an after-tax basis, to the amount Investor would have received if the Second Closing had been consummated prior to the consummation of such Inconsistent Transaction (the financial and other consideration, rights and benefits to which Investor is entitled under this clause (A) being collectively referred to as the "Make-Whole Consideration"), (B) the other parties to the Inconsistent Transaction (and any successor entities thereto) acknowledge and agree to be bound by the provisions of this Section 4.1(b), and (C) the Company pays Investor a fee in the amount of $1,000,000 if an Inconsistent Transaction is consummated. Without limiting the generality of the foregoing, the maximum financial and other consideration, rights and benefits (on an after tax basis) that Investor could have received will be deemed to include any such financial and other consideration, rights and benefits (on an after tax basis) that Investor could have received had the Second Closing occurred prior to the consummation of the Inconsistent Transaction and had Investor taken all such actions with respect to the Additional Securities as may be specified by Investor to the Company (or its successor) ("Specified Actions") that Investor would have been entitled to take prior to the consummation of the Inconsistent Transaction (including, if specified by Investor, the exercise of any of the Additional Warrants and conversion of any Preferred Stock that would have been issuable upon exercise of such Additional Warrants). Following the occurrence of the Inconsistent Transaction, Investor shall notify the Company (or its successor) of the Specified Actions that should be taken into account in calculating the amount and nature of the Make-Whole Consideration.

               (c) Except in circumstances where the Company has specifically complied with the terms and provisions of Section 4.1(b), neither the Board of Directors of the Company nor any other committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Investor, the approval or recommendation by such Board of Directors of the Contemplated Transactions, (ii) approve or recommend, or propose to approve or recommend, any Inconsistent Transaction Proposal or (iii) cause the Company to enter into any Inconsistent Transaction Agreement.

               (d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.1, the Company shall immediately (but in any event within two business days) advise the Investor orally and in writing of any request for information with respect to any Inconsistent Transaction or the receipt of any Inconsistent Transaction Proposal, the material terms and conditions of such initial request or Inconsistent Transaction Proposal and the identity of the person making such request or Inconsistent Transaction Proposal.

               (e) Nothing contained in this Section 4.1 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of the Company following consultation with outside counsel, failure so to disclose would be a violation of its obligations under applicable law; provided, however, that, neither the Company nor its Board of Directors thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Contemplated Transactions or approve or recommend, or propose publicly to approve or recommend, an Inconsistent Transaction Proposal except as permitted in Section 4.1(c).

        Section 4.2 Certain Agreements. The Company will immediately cease and cause its Representatives to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Inconsistent Transaction Proposal, and shall use its Best Efforts to cause such parties in possession of confidential information about the Company or its Subsidiaries that was furnished by or on behalf of the Company or its Subsidiaries to return or destroy all such information in the possession of any such party or in the possession of any attorney, agent, advisor or representative of such party. Neither the Company nor any Subsidiary of the Company will waive or fail to enforce any provision of any confidentiality agreement entered into in connection with a potential Inconsistent Transaction Proposal described in the first sentence of this Section 4.2 or standstill or similar agreement to which it is a party without the prior written consent of the Investor.

        Section 4.3 Continuing Covenants. Without limiting the rights of the holders of Preferred Stock under the Certificate of Designation, the Company covenants that from and after the date of this Agreement and thereafter so long as the Investor owns Common Shares and/or shares of Preferred Stock (including shares underlying the Warrants) representing on an as converted basis, in the aggregate, an amount at least equal to the Threshold Amount:

               (a) The Company shall not issue or authorize for issuance any shares of equity securities of the Company in violation of the provisions of the Certificate of Designation;

               (b) The Company shall use its Best Efforts to maintain its status as a registrant under the Exchange Act that is not in default or contravention of any requirement of the Exchange Act, except in the event that there is a merger, sale of all or substantially all of the assets of the Company or similar transaction involving the Company and its Subsidiaries and requiring approval of the Board of Directors and stockholders of the Company (provided the Company complies with its obligations under Section 4.1 in the case of any such transaction occurring prior to the Second Closing);

               (c) The Company shall use its Best Efforts to maintain the listing and posting for trading of the Common Shares on Nasdaq, except in the event that there is a merger, sale of all or substantially all of the assets of the Company or similar transaction involving the Company and its Subsidiaries and requiring approval of the Board of Directors and stockholders of the Company (provided the Company complies with its obligations under Section 4.1 in the case of any such transaction occurring prior to the Second Closing);

               (d) The Company shall at all times reserve and keep available, solely for the issuance and delivery upon conversion of the Purchased Securities, the number of Common Shares from time to time issuable upon conversion of all of the Purchased Securities at the time outstanding. All Common Shares issuable upon conversion of the Purchased Securities shall be duly authorized and, when issued upon such conversion, shall be validly issued, fully paid and nonassessable, and admitted for listing and quotation on Nasdaq.

        Section 4.4 Governance.

               (a) On the First Closing Date contemporaneously with the First Closing, the Company shall immediately expand the size of the Board of Directors to eight directors and, consistent with the terms of the Certificate of Designation, appoint to the Board of Directors two individuals designated by the Investor, as the holder of a majority of the outstanding shares of Preferred Stock, to serve on the Board of Directors. Subject to their earlier resignation or removal by the holders of a majority of the outstanding shares of the Preferred Stock, the directors designated by such holders shall continue to serve as directors until the next election of directors.

               (b) Subject to the rights of the holders of a majority of the Preferred Stock to designate and elect such directors as specified in the Certificate of Designation (which holders may include the Investor and its Affiliates), as long as the Investor and its Affiliates continue to own shares of Preferred Stock and/or Common Shares (including any shares underlying the Warrants) representing on an as converted basis, in the aggregate, an amount at least equal to the Threshold Amount, the Investor and its Affiliates shall be entitled to designate two individuals to be nominated to the Board of Directors by the Company (or, if the size of the Board of Directors is increased to include more than eight members, the Investor shall be entitled to designate one additional individual to be nominated to the Board of Directors by the Company). Any individual so designated by the Investor pursuant to this paragraph (b) is referred to herein as a "Designee."

               (c) As long as holders of Preferred Stock are entitled to designate nominee(s) for election as director(s), such nominee(s) will be elected to the Board of Directors by the holders of the Preferred Stock voting separately as a class, as provided in the Certificate of Designation. If holders of the Preferred Stock are not entitled to designate directors pursuant to the Certificate of Designation but the Investor and its Affiliates are otherwise entitled to designate individuals for nomination to the Board of Directors under this Section 4.4, the Company shall nominate each such Designee for election as a director as part of the management slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors, and shall provide the same support for the election of each such Designee as it provides to other persons standing for election as directors of the Company as part of the Company's management slate.

               (d) Subject to the rights of the holders of a majority of the Preferred Stock to designate and elect such directors as specified in the Certificate of Designation (which holders may include the Investor and its Affiliates) and subject to applicable law, in the event that any Designee shall cease to serve as a director for any reason (other than the failure of the stockholders of the Company to elect such person as director), the vacancy resulting therefrom shall be filled by the remaining Designee(s) designated by the Investor (or if no Designees then remain, or the remaining Designees are otherwise unable to fill such vacancy, then such vacancy shall be filled by the persons and entities entitled to designate individuals to fill such vacancies in accordance with subparagraph (b) of this Section 4.4).

               (e) For the avoidance of doubt, and subject to the prohibitions on Investor and its Affiliates contained in Section 5.6 of this Agreement, nothing in this Section 4.4 or elsewhere in this Agreement (other than as provided in such Section 5.6) is intended to prohibit the Investor and its Affiliates from nominating and electing a majority of the members of the Board of Directors if the Investor and its Affiliates have actual ownership of voting stock representing in the aggregate a majority of the total voting power.

               (f) The Company will reimburse each Designee that serves as a director for all reasonable costs and expenses (including travel expenses) incurred in connection with such director's attendance at meetings of the Board of Directors or any committee of the Board of Directors upon which such director serves. The Company will not pay such director any other annual or other fees for attending Board of Directors or committee meetings, except that following the third anniversary of the date hereof, the Company shall make available and issue to each such director options to purchase equity securities of the Company on the same terms and conditions as are then available to the Company's other non-employee directors. The Company shall indemnify and advance expenses to each such director to the same extent it indemnifies and advances expenses to its other directors pursuant to its Organizational Documents and applicable law.

               (g) The right of Investor and its Affiliates to designate any individuals to be nominated to the Board of Directors of the Company under this
Section 4.4 shall not apply during any period that the holders of a majority of the Preferred Stock then outstanding are entitled to designate and elect, and have designated and elected, directors, voting as a separate class, pursuant to paragraph 6(i) of the Certificate of Designation.


                                   ARTICLE V.
                              ADDITIONAL AGREEMENTS

        Section 5.1 Preparation Of The Proxy Statement; Stockholder Meeting.

               (a) If the NASD Determination Letter is not obtained on or prior to May 5, 2000, then within seven (7) days thereafter, the Company shall prepare and file with the SEC a Proxy Statement on Schedule 14A (the "Proxy Statement"). The Investor shall provide to the Company all information required by applicable securities laws to be included in the Proxy Statement regarding the Investor and its Affiliates and Designees (as described below in Section 5.1(b)). The Company will use its Best Efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after any comments thereto issued by the SEC are cleared by the SEC.

               (b) If the NASD Determination Letter is not obtained on or prior to May 5, 2000, then as promptly as practicable following the date of execution of this Agreement, the Company will duly call, give notice of, convene and hold a meeting of its stockholders (the

"Company Stockholders Meeting") for the purpose of obtaining the approval of the Company stockholders of the Company's issuance and sale of the Additional Securities to the Investor by means of the affirmative vote of a majority of the votes cast by holders of the outstanding Common Shares as required by Nasdaq (such approval of the Company stockholders being referred to herein as the "Company Stockholder Approval"). The Company will, through its Board of Directors in accordance with the provisions of Section 3.2(q), recommend to its stockholders that they vote in favor of the Company Stockholders Approval (the "Board Recommendation"). Such recommendation, together with a copy of the Houlihan Opinion, shall be included in the Proxy Statement. If the NASD Determination Letter is not obtained as described above, the Company will use its Best Efforts to hold such meeting as soon as practicable after the date of execution of this Agreement.

        Section 5.2 Best Efforts. Each of the parties agrees to use its Best Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, to consummate, in the most expeditious manner practicable, the Second Closing and the other Contemplated Transactions. The Investor and the Company will use their Best Efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained under any applicable law or regulation or from any governmental authorities or third parties in connection with the Contemplated Transactions,
(ii) in promptly making any such filings, in furnishing information required in connection therewith, and (iii) in promptly seeking to obtain any such consents, approvals, waivers, permits or authorizations, including any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act. Each of the parties shall use its Best Efforts to obtain an early termination of the applicable waiting period under the HSR Act, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

        Section 5.3 Public Announcements. The Investor and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Contemplated Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or as are agreed upon in advance. The parties agree that the initial press release or releases to be issued with respect to the Contemplated Transactions shall be mutually agreed upon prior to the issuance thereof.

        Section 5.4 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the Contemplated Transactions, the Company and the members of its Board of Directors, on the one hand, and the Investor and its general partner, on the other hand, shall grant such approvals and take such actions as are reasonably necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.

        Section 5.5 Restrictive Legend. The Purchased Securities shall be stamped or otherwise imprinted with the following legend and the Investor agrees to transfer such Purchased Securities only in accordance therewith:

               "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND NEITHER THIS SECURITY, NOR ANY INTEREST THEREIN, MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (ii) AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, SUCH EXEMPTION TO BE EVIDENCED BY SUCH DOCUMENTATION AS THE ISSUER MAY REASONABLY REQUEST."

        Section 5.6 Standstill. Investor agrees that until the earlier of March 29, 2005 and the date that Investor (together with its Affiliates) no longer beneficially owns Common Shares and/or Preferred Shares (including shares underlying the Warrants) representing on an as converted basis, in the aggregate, at least equal to 10.0% of the Company's outstanding Common Shares (making equitable adjustments for any conversions, reclassifications, reorganizations, stock dividends, stock splits, reverse splits and similar events which occur with respect to the Common Stock), neither Investor nor its Affiliates will, directly or indirectly, without the prior written consent of a majority of the Board of Directors of the Company (other than the nominees or designees of the Investor) acquire, agree to acquire, make any proposal to acquire or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) to do any of the foregoing, equity securities (including convertible debt instruments and preferred stock but excluding the shares of Series A Preferred Stock and the Warrants or any shares of capital stock issuable upon the conversion or exercise thereof) of the Company representing more than 30% of the voting power of all voting securities of the Company on a fully diluted basis; provided, however, that the agreements of Investor set forth in this Section 5.6 shall not apply (A) following the breach by the Company of any of the covenants set forth in Sections 4.4(b) or 4.4(c) (or, except as otherwise provided in the introductory clauses to Sections 4.4(b) and 4.4(d) and in Section 4.4(g), the failure of the Designees of Investor to be elected as directors during the period Investor has the right to designate any individual for nomination to the Board of Directors pursuant to Section 4.4) in which event such agreements of the Investor shall be of no further force and effect; (B) in the event that any of the following events occurs (x) the acquisition (whether by business combination, merger, tender or exchange offer, or otherwise) by any "group" (within the meaning of Section 13(d)(3) of the Exchange Act, and specifically excluding Donald A. Kurz and Stephen P. Robeck (unless either Mr. Kurz or Mr. Robeck or any of their Affiliates acquire additional Common Shares (or securities convertible into Common Shares), other than through the grant or exercise of options approved by the Board of Directors (or a committee thereof) and issued pursuant to an option plan of the Company, representing 10% or more of the Common Shares held by Mr. Kurz or Mr. Robeck, as applicable, as of the date hereof) and the Investor and its Affiliates) of 20% of any class of equity securities of the Company or of substantially all of the assets of the Company, (y) the solicitation of proxies by any Person or group (other than Investor and its Affiliates) to engage in any of the transactions described in (x), or (z) the public announcement of any of the foregoing, or of any intent to engage in the foregoing, in which event such agreements of the Investor shall be of no further force or effect; provided that if any transaction described in clause (y) or (z) above is definitively abandoned prior to its consummation (or, in the case of a tender or exchange offer, the Person making such tender or exchange offer does not acquire more than 20% of any class of equity securities of the Company), then such agreements shall thereupon be reinstated, subject to further suspension or reinstatement in the event of the occurrence of further events described in clauses (x), (y) or
(z) of this proviso, respectively; and (C) (x) to the extent of any sales or transfers of Common Shares prior to the earlier of the Second Closing or the termination date of the applicable Voting Agreement, by any of the parties to the Voting Agreements (other than the Investor), or any of their transferees, to any Person not subject to the Voting Agreements, in which case the Investor shall be permitted to acquire and/or solicit for the acquisition of Common Shares up to the aggregate amount of any such sales or transfers, or (y) upon the material breach of the Voting Agreements by any of the parties thereto (other than the Investor) prior to the Second Closing or the termination date of the applicable Voting Agreement, (1) upon which material breach, if arising from the failure of the breaching party to vote such party's shares in accordance with the provisions of the Voting Agreements and the Investor is unable to exercise its proxy with respect to such shares, the Investor shall be entitled to purchase the number of Common Shares equal to the percentage of ownership of the outstanding capital stock of the Company owned by such breaching party or parties immediately following the date of this Agreement (or as of the date any such breaching party acquired its Common Shares if the breaching party is a transferee of a party to the Voting Agreements which transferee agreed to bound by the Voting Agreements), or (2) upon which material breach, if arising from the sale or other transfer of Common Shares by the breaching party in violation of the provisions of the Voting Agreements, the Investor shall be entitled to purchase the number of Common Shares equal to the aggregate amount of any such sales or transfers.

        Section 5.7 Enforceability Opinion. The Company will use its Best Efforts to deliver to Investor promptly following the First Closing Date an opinion of the Company's Delaware counsel that this Agreement, the Registration Rights Agreement and the Warrants constitute the legally valid and binding obligations of the Company and are enforceable under Delaware law.


                                  ARTICLE VI.
                               CLOSING DELIVERIES

        Section 6.1 Conditions To The Obligation Of The Investor To Effect The First Closing. The obligation of the Investor to effect the transactions to be effected by it at the First Closing shall be subject to the satisfaction, or waiver, on or prior to the First Closing Date of the following conditions:

               (a) Representations And Warranties. The representations and warranties of the Company set forth in this Agreement, shall be true and correct in all respects, in each case as of the date of this Agreement. The Investor shall have received a certificate signed on behalf of the Company by the chief executive officer and the secretary of the Company, dated as of the First Closing Date to such effect.

               (b) Performance Of Obligations Of The Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the First Closing Date in all material respects, and the Investor shall have received a certificate signed on behalf of the Company by the chief executive officer and the secretary of the Company, dated as of the date of the First Closing Date to such effect.

               (c) Consents, Etc. Except for the NASD Determination Letter, the Company Stockholder Approval and the expiration or early termination of the applicable waiting period under the HSR Act, the Investor has received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are necessary in connection with the transactions contemplated hereby (including those to be consummated at the Second Closing) have been obtained.

               (d) Delivery Of Certain Documents. The Company shall have delivered to the Investor (i) a certificate dated as of the First Closing Date executed by an officer of the Company, attaching true and correct copies of the Certificate of Incorporation and bylaws of the Company and the resolutions of its Board of Directors made in connection with the Agreement and the Contemplated Transactions, and certifying as to the genuineness and authenticity of the signature, and the accuracy of the title, of each officer of the Company executing this Agreement or any document delivered at the First Closing, (ii) the legal opinion of Riordan and McKinzie dated as of the First Closing Date in substantially the form attached as Exhibit H hereto and (iii) the legal opinion of the General Counsel of the Company dated as of the First Closing Date in substantially the form attached as Exhibit I hereto.

               (e) Delivery And Performance Of Agreements. The Registration Rights Agreement and the Initial Warrants shall have been duly executed and delivered by the Company on the First Closing Date. The Voting Agreements shall have been duly executed and delivered by the stockholders of the Company listed on the signature page thereof on the First Closing Date.

               (f) Certificate Of Designation. The Company shall have filed with the Secretary of State of the State of Delaware the Certificate of Designation and such instrument shall have become effective as of the First Closing Date.

               (g) Board Election. The Board of Directors of the Company shall have been expanded to eight (8) members and the Investor's two (2) nominees to the Board of Directors shall have been elected, effective as of the First Closing.

               (h) Stock Certificate. The Company shall have delivered a duly executed stock certificate evidencing the Initial Preferred Shares registered in the name of Investor.

               (i) Delivery of the Initial Warrants. The Company shall have delivered duly executed Initial Warrants registered in the name of the Investor.

               (j) Receipt. The Company shall have executed and delivered a receipt confirming receipt of the Initial Purchase Price.

        Section 6.2 Conditions To The Obligation Of The Company To Effect The First Closing. The obligation of the Company to effect the transactions to be effected by it at the First Closing shall be subject to the satisfaction, or waiver, on or prior to the First Closing Date of the following conditions:

               (a) Representations And Warranties. The representations and warranties of the Investor set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement. The Company shall have received a certificate signed on behalf of the Investor by an authorized officer of the Investor, dated as of the date of the First Closing Date to such effect.

               (b) Performance Of Obligations Of The Investor. The Investor shall have performed the obligations required to be performed by it under this Agreement at or prior to the First Closing Date in all material respects, and the Company shall have received a certificate signed on behalf of the Investor by an authorized officer of the Investor, dated as of the date of the First Closing Date to such effect.

               (c) Delivery Of Certain Documents. The Investor shall have delivered to the Company a certificate dated as of the First Closing Date executed by an authorized officer of the Investor, attaching true and correct copies of the Certificate of Formation of Investor, as amended to date, and the resolutions of its managing member made in connection with this Agreement and the Contemplated Transactions, and certifying as to the genuineness and authenticity of the signature, and the accuracy of the title, of the authorized officer of the Investor executing this Agreement or any document delivered at the First Closing Date.

               (d) Delivery And Performance Of Agreements. The Registration Rights Agreement shall have been duly executed and delivered by the Investor, and the Initial Purchase Price shall have been delivered to the Company pursuant to Section 2.2.

               (e) Initial Purchase Price. The Initial Purchase Price shall have been delivered to the Company pursuant to Section 2.2.

               (f) Receipt. Investor shall have executed and delivered a receipt confirming Investor's receipt of the certificates evidencing the Initial Preferred Shares and the Initial Warrants.

        Section 6.3 Conditions To The Investor's Obligation To Effect The Second Closing. The obligation of the Investor to effect the transactions to be effected by it at the Second Closing shall be subject to the satisfaction, or waiver, on or prior to the Second Closing Date of the following conditions:

               (a) HSR Act. The waiting period (and any extension thereof) applicable to the HSR Act shall have been terminated or shall have expired.

               (b) NASD Determination Letter or Company Stockholder Approval. Either (i) the NASD Determination Letter shall have been obtained in form and substance reasonably satisfactory to the Investor or (ii) the Company Stockholder Approval shall have been obtained.

               (c) Performance Of Obligations Of The Company. The Company shall have performed the obligations required to be performed by it under this Agreement at or prior to the Second Closing Date in all material respects, and the Investor shall have received a certificate signed on behalf of the Company by the chief executive officer and the secretary of the Company, dated as of the date of the Second Closing Date to such effect.

               (d) Delivery Of Certain Documents. The Company shall have delivered to the Investor a certificate dated as of the Second Closing Date executed by an officer of the Company, attaching a true and correct copy of the Certificate of Incorporation, as amended to date.

               (e) No Injunctions Or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the Contemplated Transactions shall be in effect; provided, however, that the parties hereto shall use their Best Efforts to have any such injunction, order, restraint or prohibition vacated.

               (f) Nasdaq Listing. The Company shall not have received any notice (which notice has not subsequently been withdrawn) that the Common Shares will not be eligible or approved for listing or quotation on Nasdaq as a result of the Contemplated Transactions.

               (g) Stock Certificate. The Company shall have delivered a duly executed Stock Certificate evidencing the Additional Preferred Shares registered in the name of Investor.

               (h) Delivery of the Additional Warrants. The Company shall have delivered duly executed Additional Warrants registered in the name of Investor.

               (i) Receipt. The Company shall have executed and delivered a receipt confirming receipt of the Second Purchase Price.

        Section 6.4 Conditions to the Company's Obligation to Effect The Second Closing.

               (a) HSR Act. The waiting period (and any extension thereof) applicable to the HSR Act shall have been terminated or shall have expired.

               (b) NASD Determination Letter or Company Stockholder Approval. Either (i) the NASD Determination Letter shall have been obtained in form and substance reasonably satisfactory to the Company or (ii) the Company Stockholder Approval shall have been obtained.

               (c) Performance Of Obligations Of The Investor. The Investor shall have performed the obligations required to be performed by it under this Agreement at or prior to the Second Closing Date in all material respects, and the Company shall have received a certificate signed on behalf of the Investor by an authorized officer of the Investor, dated as of the date of the Second Closing Date to such effect.

               (d) No Injunctions Or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the Contemplated

Transactions shall be in effect; provided, however, that the parties hereto shall use their Best Efforts to have any such injunction, order, restraint or prohibition vacated.

               (e) Second Purchase Price. The Second Purchase Price shall have been delivered to the Company pursuant to Section 2.2.

               (f) Receipt. Investor shall have executed and delivered a receipt confirming Investor's receipt of the certificates evidencing the Additional Preferred Shares and the Additional Warrants.


                                  ARTICLE VII.
                                   TERMINATION

        Section 7.1 Termination of Second Closing by Either Party. In the event that either (a) the waiting period (and any extension thereof) applicable to the HSR Act shall not have terminated or otherwise expired on or prior to August 31, 2000, or (b) there exists an injunction or restraint described in Section 6.3(e) or Section 6.4(c) of this Agreement, which injunction or restraint the parties hereto have been unable to have removed or terminated on or before August 31, 2000 by using their Best Efforts as required by Section 5.2 of this Agreement (and provided that such injunction or restraint has not been effected by the party that would otherwise terminate this Agreement pursuant to this Section 7.1), then either party may elect to terminate such party's obligations to consummate the Second Closing by written notice to the other on or within five
(5) business days of such date; provided, that a party may not exercise such termination right if it is in material breach of its obligations under this Agreement. In the event of such termination by either party pursuant to this
Section 7.1, the remaining terms of this Agreement (including without limitation
Article VIII) shall continue to be in full force and effect, and no party shall be liable to the other party for any amount as a result of such termination, except as provided in Section 9.5 of this Agreement.

        Section 7.2 Termination of Second Closing by Investor. If, after the occurrence of the First Closing, (i) the Board of Directors withdraws or adversely changes the Board Recommendation, or takes any similar action, or (ii) the Company fails for any reason to consummate the Second Closing on or before September 30, 2000 (other than as a result only of (a) the failure of the waiting period (and any extension thereof) applicable to the HSR Act to terminate or otherwise expire prior to such time, or (b) the existence of any injunction or restraint described in Section 6.4(c) of this Agreement) and provided that the Investor is not then in material breach of its obligations under this Agreement, then Investor may elect to terminate its obligations to acquire the Additional Securities and to consummate the Second Closing, by written notice to the Company. Notwithstanding the foregoing, in the event that the Company determines to pursue an Inconsistent Transaction Proposal, and as a result thereof, fails to consummate the Second Closing on or before September 30, 2000, Investor shall retain the right to terminate its obligations as described herein, without limiting Investor's rights under Section 4.1 with respect to the Inconsistent Transaction that is the subject of such Inconsistent Transaction Proposal. In the event that the Investor elects to exercise its termination right as provided in this Section 7.2, then the Company shall pay to Investor a cash fee of $1,000,000, as well as all fees and expenses to be paid to Investor as provided in Section 9.5 of this Agreement. In the event of such termination by Investor pursuant to this Section 7.2, the remaining terms of this Agreement (including without limitation Article VIII) shall continue to be in full force and effect, and no party shall be liable to the other party for any amount as a result of such termination, except as provided in the preceding sentence.

        Section 7.3 Termination Date. The date that either the Company or Investor terminates the parties' obligations to consummate the Second Closing pursuant to this Article VII, if at all, shall be deemed to be the "Termination Date".


                                 ARTICLE VIII.
                            INDEMNIFICATION; REMEDIES

        Section 8.1 Survival; Right To Indemnification Not Affected By Knowledge. All representations and warranties in this Agreement, the Disclosure Schedule and in any certificate or document delivered pursuant to this Agreement shall survive until June 30, 2001; provided, however, that the representations and warranties in Sections 3.2(c), 3.2(d), 3.2(k) and 3.3(b) shall survive in perpetuity and the representations and warranties in Section 3.2(j) shall survive until 30 days following the expiration of the applicable statute of limitations; further, provided, that this Section 8.1 shall not limit any covenant, restriction, obligation or other agreement of the parties set forth or contemplated herein, each of which shall survive for its respective term set forth in this Agreement. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, restrictions, obligations and agreements will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the applicable Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

        Section 8.2 Indemnification And Payment Of Damages By The Company. The Company will indemnify and hold harmless the Investor and its Representatives, partners, controlling persons, and Affiliates and each of their respective Representatives (collectively, the "Company Indemnified Persons") from and against, and will pay to the Company Indemnified Persons the amount of, any and all losses, liabilities, claims, damages, or expenses (including costs of investigation, defense, litigation and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

               (a) any breach of any representation or warranty made by the Company in this Agreement, the Disclosure Schedule or any other certificate or document delivered by the Company pursuant to this Agreement, provided that notice of such breach is given to the Company pursuant to Section 8.5 or 8.6, as applicable, on or prior to June 30, 2001 (with respect to the representations and warranties other than those in Sections 3.2(c), 3.2(d), 3.2(j) or 3.2(k)) or the expiration of the survivability of the representation or warranty in Section 3.2(j) (it being understood that there shall be no time limitation for claims based on breaches of the

F representations and warranties in Sections 3.2(c), 3.2(d) or 3.2(k) or notices in respect of such claims); or

               (b) any breach by the Company of any covenant, restriction, obligation or agreement of the Company in this Agreement.

        Section 8.3 Indemnification And Payment Of Damages By The Investor. The Investor will indemnify and hold harmless the Company, its respective Representatives, and Affiliates and each of their respective Representatives (collectively, the "Investor Indemnified Persons"), and will pay to the Company the amount of any Damages arising, directly or indirectly, from or in connection with:

               (a) any breach of any representation or warranty made by the Investor in this Agreement or in any certificate or document delivered by the Investor pursuant to this Agreement, provided that notice of such breach is given to the Investor pursuant to Section 8.5 or 8.6, as applicable, on or prior to June 30, 2001 (with respect to the representations and warranties other than those in Section 3.3(b)) (it being understood that there shall be no time limitation for claims based on breaches of the representations and warranties in
Section 3.3(b) or notices in respect of such claims); or

               (b) any breach by the Investor of any covenant, restriction, obligation or agreement of the Investor in this Agreement.

        Section 8.4 Limitation On Amount.

               (a) The Company will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) of Section 8.2 until the total of all Damages attributable to the Company with respect to such matters taken as a whole exceeds $125,000 (the "Threshold"), after which the amount of such Damages in excess of such Threshold shall be recoverable hereunder up to a maximum recovery equal to the entire amount of the Purchase Price paid by the Investor to the Company hereunder. The Threshold shall be increased to $250,000 on the date that the Second Closing is consummated, if at all (or the Termination Date, if applicable) (and, to the extent an indemnification payment has been made prior to such date, the indemnified party shall remit, within five (5) business days thereafter, to the indemnifying party any amount that the indemnifying party paid to the indemnified party that it would not have been required to pay if the Threshold had been $250,000 at the time of such payment). Notwithstanding the foregoing, this Section 8.4(a) will not apply to any breach of any of the Company's representations and warranties set forth in Section 3.2(o), and the Company will be liable for all Damages with respect to such breaches.

               (b) The Investor will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) of Section 8.3 until the total of all Damages incurred by the Company with respect to such matters taken as a whole exceeds the Threshold, after which the amount of such Damages in excess of the Threshold shall be recoverable hereunder up to a maximum recovery equal to $10,000,000. Notwithstanding the foregoing, this
Section 8.4(b) will not apply to any breach of any of Investor's representations and warranties set forth in Section 3.3(e), and the Investor will be liable for all Damages with respect to such breaches.

        Section 8.5 Procedure For Indemnification -- Third Party Claims.

               (a) Promptly after receipt by an Indemnified Person described in
Section 8.2 or 8.3 of notice of the commencement of any Proceeding against it, including reasonable details as to the basis for such claim (to the extent within the Knowledge of the Indemnified Person), such Indemnified Person will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Person's failure to give such notice.

               (b) If any Proceeding referred to in Section 8.5(a) is brought against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 8 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation; provided that if the indemnifying party is also a party to such Proceeding and, under applicable standards of professional conduct, joint representation of the Indemnified Person and the indemnifying party would be inappropriate, then the Indemnified Person shall be entitled to retain separate counsel whose fees and expenses shall be paid by the indemnifying party. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the Indemnified Person's consent not to be unreasonably withheld unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person. The Indemnified Person shall provide its reasonable cooperation with the indemnifying party in connection with the defense of a proceeding assumed by the indemnifying party hereunder, including the provision of information reasonably requested by the indemnifying party.

               (c) The Company and the Investor hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on the Company and the Investor with respect to such a claim anywhere in the world.

        Section 8.6 Procedure For Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

        Section 8.7 Remedies Exclusive. The remedies provided in this Article VIII shall be the exclusive remedies of the parties hereto in connection with any breach of a representation or warranty contained herein except in the case of actual fraud, willful misconduct or gross negligence, with respect to which the remedies shall not be limited to those set forth herein.


                                  ARTICLE IX.
                               GENERAL PROVISIONS

        Section 9.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given when received if delivered personally, on the next Business Day if sent by overnight courier for next Business Day delivery (providing proof of delivery), when confirmation is received, if sent by facsimile or in 5 Business Days if sent by U.S. registered or certified mail, postage prepaid (return receipt requested) to the other parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to Investor, to:

               Crown Acquisition Partners, LLC
               660 Madison Avenue, 15th Floor
               New York, New York
               Attn:  Kenneth Squire
               Facsimile:  (212) 207-8001

               with a copy to:

               Latham & Watkins
               633 West Fifth Street, Suite 4000
               Los Angeles, California 90071-2007
               Attn:  W. Alex Voxman
               Facsimile:  (213) 891-8763

               (b) if to the Company, to:

               Equity Marketing, Inc.
               6330 San Vicente Blvd.
               Los Angeles, California 90048
               Attn:  Leland P. Smith
               Facsimile:  (323) 932-4488

               with a copy to:

               Riordan & McKinzie
               300 S. Grand Avenue, 29th Floor
               Los Angeles, California 90071
               Attn:  Thomas M. Cleary
               Facsimile:  (213) 229-8550

        Section 9.2 Interpretation. A reference made in this Agreement to an Article, Section, Exhibit or Schedule, shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts (which may be by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 9.4 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Registration Rights Agreement and the Confidentiality Agreement together constitute the entire agreement between the parties with respect to the subject hereof and thereof, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of such agreements. Except as explicitly provided in Sections 8.2 and 8.3, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies.

        Section 9.5 Costs And Expenses. All costs and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Contemplated Transactions (including, irrespective of whether the Closings shall have occurred, costs incurred by the Investor and its Affiliates in connection with an investment in the Company, which include, without limitation, all reasonable attorney fees and other consultant and advisor fees, including all fees and expenses arising from any due diligence investigation and reasonable fees of brokers, investment bankers or financial advisors, and all filing fees under the HSR Act) and all reasonable out-of-pocket expenses incurred by Investor and its Affiliates (excluding, unless the Company otherwise agrees, fees of brokers, investment bankers, consultants and financial and other advisors) in connection with Investor and its Affiliates providing strategic advice to the Company, in each case whether incurred prior to or after the consummation of the Contemplated Transactions, shall be borne by the Company, and the Company shall reimburse the Investor for all such costs and expenses (i) no later than 30 days following the First Closing Date (with respect to costs and expenses incurred through the First Closing), and (ii) for all other costs and expenses, within 30 days following receipt by the Company from Investor or its Affiliates of an invoice for such costs and expenses (together with such documentation as may reasonably be requested by the Company).

        Section 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the Contemplated Transactions, and each party agrees (a) it will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court and (b) it will not bring any action relating to this Agreement or any of the Contemplated Transactions in any court other than any such court.

        Section 9.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the Contemplated Transactions are not affected in a manner materially adverse to any party hereto.

        Section 9.10 Further Assurances. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.




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

        Section 9.11 Construction. In entering into this Agreement, each party represents and warrants that such party does so freely and voluntarily, after having had the opportunity to meet and confer with such party's respective attorneys regarding the contents and legal effect of this Agreement. Each party represents and warrants that such party has full power and authority to enter into and execute this Agreement. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party. In the event any claim is made by any party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or such party's counsel.

        Section 9.12 Amendment. This Agreement may be amended by mutual agreement of the parties at any time, but only pursuant to an instrument in writing duly executed on behalf of each of the Company and the Investor.



                            (Signature page follows)



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


        IN WITNESS WHEREOF, the Investor and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.



                                    CROWN ACQUISITION PARTNERS, LLC



                                    By: /s/ JEFFREY S. DEUTSCHMAN
                                        ---------------------------------------
                                         Name: Jeffrey S. Deutschman
                                         Its:  Manager


                                    EQUITY MARKETING, INC.



                                    By: /s/ DONALD A. KURZ
                                        ---------------------------------------
                                         Name:  Donald A. Kurz
                                         Its:   Chairman of the Board and Chief
                                                Executive Officer




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